Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-203101) pertaining to the Atento S.A. 2014 Omnibus Incentive Plan of our reports dated March 22, 2021, with respect to the consolidated financial statements of Atento S.A. and the effectiveness of internal control over financial reporting of Atento S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

São Paulo, Brazil

July 2, 2021